Exhibit 5

July 23, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

          Re:    The Navigators Group, Inc.

Ladies/Gentlemen:

        We are counsel to The Navigators Group, Inc. (the "Company"). We refer to the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of the Company's common stock, par value $.10 per share, for issuance under the Company's 2002 Stock Incentive Plan (the "Plan").

        We have examined such documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company as we have deemed necessary or appropriate to provide a basis for the opinions set forth below.

        Based upon and subject to the foregoing, it is our opinion that upon issuance of the Shares upon the exercise of options granted or to be granted under the Plan and upon payment of the exercise price, the Shares will be validly issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion as Exhibit 5 to said Registration Statement.

Very truly yours,
KATTEN MUCHIN ZAVIS ROSENMAN
By:	/s/ MARC M. TRACT A Partner